UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2013

VIKING INVESTMENTS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-29219	98-0199508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Broadway, 7th Floor
New York, NY 10006
(Address of principal executive offices, including zip code)

(347) 329-2954
(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 7, 2013, Ms. Jiyun Ge resigned as the chief financial officer and member of the Board of Directors of Viking Investments Group, Inc. (the “Company”), and Ms. Cecile Guangfang Yang was appointed as the chief financial officer and elected to the Board of Directors of the “Company.”

Ms. Yang, age 37, brings to the Company 15 years of general accounting and auditing experience, auditing private and publicly held companies in China, the United Kingdom and the United States.

Most recently before joining the Company, Ms. Yang was from 2009, director of finance and administration for the Grassroots Community Association where she was the financial controller for 5 major projects and the executive body of the association, responsible for cash flow forecast and management and budget control. Ms. Yang was also in charge of overseeing the fund-raising process and managing sponsor relationships. From 2007- 2009, Ms. Yang was a Senior Manager for Acquisition Audits with Moores Rowland CEC, where she among other things, led the acquisition audit team for Sinolog Logistic Group, a company consisting of six entities headquartered in Singapore. Ms. Yang was also an annual auditor for Acer during that time.

From 1998-2006, Ms. Yang was with KPMG where she held various positions, from auditor to manager. While Ms. Yang initially held a position as an auditor, she later led a field audit with multiple team members and later became an audit team member for middle- to large-size audit projects. She coordinated auditing for the Sinopec IPO, and worked in various capacities on the China Mobil IPO and annual audit as well as the China Constructional Bank and CITIC Bank IPO’s.

Ms. Yang graduated from Hult International Business School, UK, London, from the MBA Executive Track Program.  Ms. Yang also graduated from Fudan University, Shanghai, China with a bachelor degree, major in International Finance.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

VIKING INVESTMENTS GROUP, INC.

Date: February 12, 2013	/s/ Tom Simeo
Tom Simeo
CEO, Chairman

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